Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

To the Stockholder-Director
QVC, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-213066) on Form S-3 of QVC, Inc. of our report dated March 1, 2018, with respect to the consolidated balance sheets of QVC, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10‑K of QVC, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 1, 2018